Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Service Providers” and “Experts” and to the incorporation by reference of our report dated February 7, 2005 with respect to the 2004 financial statements of the ICAP Funds, Inc. in the Registration Statement (Form N-14) and Combined Proxy Statement and Prospectus for the Reorganization of ICAP Discretionary Equity Fund into ICAP Equity Fund filed with the Securities and Exchange Commission in this Registration Statement (File No. 33-86006) under the Securities Act of 1933.

/s/ ERNST &YOUNG LLP

ERNST &YOUNG LLP

Chicago, Illinois

June 29, 2005